EXHIBIT 99

[LOGO OF ENTRAVISION COMMUNICATIONS CORPORATION]

ENTRAVISION COMMUNICATIONS CORPORATION REPORTS

FIRST QUARTER 2003 RESULTS

-First Quarter 2003 Net Revenue and EBITDA as adjusted

Increase 8% and 10% Respectively-

SANTA MONICA, CALIFORNIA, May 7, 2003 – Entravision Communications Corporation (NYSE: EVC) today reported financial results for the three-month period ended March 31, 2003.

Historical results, which are attached, are in thousands of U.S. dollars (except share and per share data). This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a table reconciling each of these non-GAAP financial measures to the most directly comparable GAAP financial measure, is included beginning on page 7. Unaudited financial highlights are as follows:

	Three Months Ended March 31,		% change
	2003	2002
Net revenue	$53,028	$49,128	8%
Operating expenses (1)	41,268	37,197	11%
Broadcast cash flow (2)	11,760	11,931	(1)%
EBITDA as adjusted (2)	9,334	8,508	10%
Free cash flow (3)	$(1)	$(989)	NM
Free cash flow per share	$0.00	$(0.01)	NM
Net loss	$(6,652)	$(4,954)	34%
Net loss per common share, basic and diluted	$(0.08)	$(0.06)	33%
Basic and diluted weighted average common shares outstanding	119,985,892	117,653,254

(1)	Operating expenses include direct operating, selling, general and administrative expenses. It does not include corporate expenses, depreciation, amortization, non-cash stock-based compensation, gain or loss on sale of assets and equity in losses of nonconsolidated affiliates.
(2)	Broadcast cash flow means operating income (loss) before corporate expenses, depreciation and amortization and non-cash stock-based compensation. EBITDA as adjusted means broadcast cash flow less corporate expenses. The Company uses the term EBITDA as adjusted because that measure does not include non-cash stock-based compensation. The Company evaluates and projects the liquidity and cash flows of its business using several measures, including broadcast cash flow and EBITDA as adjusted. The Company considers these measures as important indicators of liquidity relating to its operations, as they eliminate the effects of non-cash depreciation and amortization and non-cash stock-based compensation awards. The Company uses these measures to evaluate liquidity and cash flow improvement from year to year as they eliminate non-cash expense items. The Company believes its investors should use these measures because they may provide a better comparability of the Company’s liquidity to that of its competitors.

While the Company and many in the financial community consider broadcast cash flow and EBITDA as adjusted to be important, they should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. In addition, the Company’s definitions of broadcast cash flow and EBITDA as adjusted differ from those of many companies reporting similarly named measures.
(3)	Free cash flow is defined as EBITDA as adjusted less cash paid for income taxes, net interest expense and capital expenditures. Net interest expense is defined as interest expense less non-cash interest expense relating to amortization of debt finance costs less interest income. The Company uses accrued interest expense instead of actual cash paid for interest in the free cash flow calculation so that quarterly results are comparable as the Company makes bond interest payments twice a year. Free cash flow per share is defined as free cash flow divided by weighted average common shares outstanding.

Commenting on the Company’s results, Walter F. Ulloa, Chairman and Chief Executive Officer, said, “Despite the impact of the Iraq War, during the first quarter we recorded solid revenue growth, reflecting strong ratings and market shares across our television and radio station divisions, as well as the continued recovery of our outdoor segment. We also surpassed expectations with regard to managing operating costs, and our management team is focused on improving efficiencies throughout our operating structure.”

“As the advertising market rebounds and we focus on capturing a greater share of the advertising pie, we expect to demonstrate considerable improvement in operating leverage. Given the growth of the Hispanic population and our diversified media footprint in the nation’s most densely populated Hispanic markets, we are exceptionally well-positioned to benefit as advertisers increasingly recognize the value of our audience.”

Financial Results

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

(Unaudited)

	Three Months Ended March 31,
	2003	2002	% Change
Net revenue	$53,028	$49,128	8%
Operating expenses (1)	41,268	37,197	11%

Broadcast cash flow (1)	11,760	11,931	(1)%
Corporate expenses	2,426	3,423	(29)%

EBITDA as adjusted (1)	9,334	8,508	10%
Non-cash stock-based compensation	302	981	(69)%
Depreciation and amortization	10,991	7,199	53%

Operating (loss) income	(1,959)	328	NM
Interest expense, net	(6,296)	(6,597)	(5)%

Loss before income taxes	(8,255)	(6,269)	32%
Income tax benefit	1,652	1,333	24%

Net loss before equity in losses of nonconsolidated affiliates	(6,603)	(4,936)	34%
Equity in losses of nonconsolidated affiliates	(49)	(18)	NM

Net loss	$(6,652)	$(4,954)	34%

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.

Net revenue for the first quarter of 2003 increased to $53.0 million from $49.1 million, an increase of $3.9 million. This increase was primarily attributable to our television and radio segments, which together accounted for $3.0 million of the increase. The increase from these segments was attributable to increased advertising sold (referred to as “inventory” in our industry), increased rates for that inventory, new revenue associated with our 2003 time brokerage agreement, or TBA, stations in the greater Los Angeles area, and increased revenue due to a full three months of operations of our 2002 acquisitions. The overall increase in net revenue was also partially attributable to our increased outdoor and publishing revenue, which together accounted for $0.9 million of the overall increase.

Entravision Communications

Company operating expenses increased to $41.3 million from $37.2 million, an increase of $4.1 million. This increase was primarily attributable to our television and radio segments, which together accounted for $3.2 million of the increase. The increase from these segments was attributable to an increase in national representation fees, an increase in ratings services expenses, new expense associated with our 2003 TBA stations and a full three months of operations of our 2002 acquisitions. The overall increase in direct operating expenses was also partially attributable to our outdoor and publishing segments, which together accounted for $0.9 million of the overall increase.

Broadcast cash flow decreased to $11.8 million from $11.9 million, a decrease of $0.1 million.

Corporate expenses decreased to $2.4 million for the three-month period ended March 31, 2003 from $3.4 million for the three-month period ended March 31, 2002, a decrease of $1.0 million. The decrease was primarily attributable to a $1.5 million reimbursement from Univision Communications Inc. for legal and other costs associated with the third-party information request that we received in connection with the proposed merger between Univision and Hispanic Broadcasting Corporation. This decrease was partially offset by increased insurance costs and accounting expenses.

EBITDA as adjusted increased to $9.3 million for the three-month period ended March 31, 2003 from $8.5 million for the three-month period ended March 31, 2002, an increase of $0.8 million. The increase in EBITDA as adjusted was primarily due to the increase in net revenue and the decrease in corporate expenses.

Entravision Communications

Segment Results

The following represents selected unaudited segment information:

	Three Months Ended March 31,
	2003	2002	% Change
Net Revenue
Television	$25,479	$24,021	6%
Radio	16,259	14,788	10%
Outdoor	6,532	5,739	14%
Publishing	4,758	4,580	4%

Total	$53,028	$49,128	8%

Operating Expenses (1)
Television	$17,629	$16,313	8%
Radio	12,754	10,891	17%
Outdoor	5,999	5,644	6%
Publishing	4,886	4,349	12%

Total	$41,268	$37,197	11%

Broadcast Cash Flow (1)
Television	$7,850	$7,708	2%
Radio	3,505	3,897	(10)%
Outdoor	533	95	NM
Publishing	(128)	231	NM

Total	$11,760	$11,931	(1)%

EBITDA as adjusted (1)
Corporate expenses	$2,426	$3,423	(29)%

Total	$9,334	$8,508	10%

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.

Guidance

The following is the Company’s guidance for the second quarter of 2003. Guidance may constitute a “forward-looking statement.” Please see below regarding statements which are forward looking (dollars in thousands):

	Q2 2003	Q2 2002	% Change
Net Revenue:
Television	$31,350 to 32,000	$29,225	7 to 10%
Radio	22,750 to 23,150	20,357	12 to 14%
Outdoor	8,200 to 8,300	7,435	10 to 12%
Publishing	5,250 to 5,375	5,143	2 to 5%

Total net revenue	67,550 to 68,825	62,160	9 to 11%
Operating expenses	44,350 to 44,775	41,889	6 to 7%

Broadcast cash flow	23,200 to 24,050	20,271	14 to 19%
Corporate expenses	4,050	3,435	18%

EBITDA as adjusted	$19,150 to 20,000	$16,836	14 to 19%

Entravision Communications

Entravision Communications Corporation will hold a conference call to discuss its 2003 first quarter results on Wednesday, May 7, 2003 at 11:00 a.m. Eastern Time. To access the conference call, please dial 415-537-1859. The call will be webcast live and archived for replay at www.entravision.com.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio, outdoor and publishing operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest centrally programmed Spanish-language radio networks, which serves 23 markets via 58 owned and/or operated radio stations. The company’s outdoor operations consist of approximately 11,400 advertising faces concentrated primarily in Los Angeles and New York, and the company’s publishing operations consist of El Diario/la Prensa in New York, the nation’s oldest major Spanish-language daily newspaper. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the company’s filings with the Securities and Exchange Commission.

# # #

(Financial Table Follows)

For more information, please contact:
John DeLorenzo	Mike Smargiassi / Catherine Wang
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Net revenue (including related parties of $303, $224)	$53,028	$49,128

Expenses:
Direct operating (including related parties of $2,398, $1,619)	28,662	25,908
Selling, general and administrative	12,606	11,289
Corporate expenses (including related party reimbursement of $1,500, $0)	2,426	3,423
Non-cash stock-based compensation	302	981
Depreciation and amortization	10,991	7,199

Total operating expenses	54,987	48,800

Operating (loss) income	(1,959)	328
Interest expense	(6,311)	(6,655)
Interest income	15	58

Loss before income taxes	(8,255)	(6,269)
Income tax benefit	1,652	1,333

Net loss before equity in losses of nonconsolidated affiliates	(6,603)	(4,936)
Equity in losses of nonconsolidated affiliates	(49)	(18)

Net loss	(6,652)	(4,954)
Accretion of preferred stock redemption value	(2,724)	(2,449)

Net loss applicable to common stock	$(9,376)	$(7,403)

Net loss per share, basic and diluted	$(0.08)	$(0.06)

Weighted average common shares outstanding, basic and diluted	119,985,892	117,653,254

Entravision Communications

Entravision Communications Corporation

Reconciliation of Broadcast Cash Flow, EBITDA as Adjusted and

Free Cash Flow to Net Loss

(In thousands, except share and per share data)

(Unaudited)

The most directly comparable GAAP financial measure to each of broadcast cash flow, EBITDA as adjusted and free cash flow is net loss. A reconciliation of these non-GAAP measures to net loss follows:

	Three Months Ended March 31,
	2003	2002
Broadcast cash flow (1)	$11,760	$11,931
Corporate expenses	2,426	3,423

EBITDA as adjusted (1)	9,334	8,508
Non-cash stock-based compensation	302	981
Depreciation and amortization	10,991	7,199

Operating (loss) income	(1,959)	328
Interest expense	(6,311)	(6,655)
Interest income	15	58

Loss before income taxes	(8,255)	(6,269)
Income tax benefit	1,652	1,333

Net loss before equity in losses of nonconsolidated affiliates	(6,603)	(4,936)
Equity in losses of nonconsolidated affiliates	(49)	(18)

Net loss	$(6,652)	$(4,954)

(1)	Broadcast cash flow and EBITDA as adjusted are defined on page 1.

	Three Months Ended March 31,
	2003	2002
EBITDA as adjusted (1)	$9,334	$8,508
Net interest expense (1)	(5,793)	(3,343)
Cash paid for income taxes	(548)	(466)
Capital expenditures (2)	(2,994)	(5,688)

Free cash flow	(1)	(989)
Capital expenditures (2)	2,994	5,688
Non-cash interest expense relating to amortization of debt finance costs	(503)	(3,254)
Non-cash income tax benefit	2,200	1,799
Non-cash stock-based compensation	(302)	(981)
Depreciation and amortization	(10,991)	(7,199)

Net loss before equity in losses of nonconsolidated affiliates	(6,603)	(4,936)
Equity in losses of nonconsolidated affiliates	(49)	(18)

Net loss	$(6,652)	$(4,954)

(1)	EBITDA as adjusted and net interest expense are defined on page 1.
(2)	Capital expenditures is not part of the consolidated statement of operations.

Entravision Communications